Exhibit (b)

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

JOYY Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	—		—		—
Fees Previously Paid	$432,232,000	(1)	0.01102	%(2)	$47,631.97	(2)
Total Transaction Valuation	$432,232,000
Total Fees Due for Filing					$47,631.97	(2)
Total Fees Previously Paid					$47,631.97	(2)
Total Fee Offsets					—
Net Fee Due					—

(1)	Calculated solely for purposes of determining the filing fee. The repurchase price of the 0.750% Convertible Senior Notes due 2025 (the “2025 Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding, with accrued and unpaid interest on the 2025 Notes of nil on June 15, 2023. As of April 17, 2023, there was US$432,232,000 aggregate principal amount of 2025 Notes outstanding, resulting in an aggregate maximum purchase price of US$432,232,000.

(2)	The filing fee of US$47,631.97 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on April 17, 2023 by JOYY Inc. (File No. 005-87080). The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals US$110.20 for each US$1,000,000 of the value of the transaction.